Exhibit 5.1

July 28, 2020

First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281

Re:    Post-Effective Amendment to Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Post-Effective Amendment No. 2 (the “Amendment”) to Registration Statement on Form S-8 (File No. 333-204461) of First Solar, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Prior Plans Shares (as defined below) authorized for issuance under the 2020 Plan (as defined below).

On May 13, 2020 (the “Approval Date”), the Company’s stockholders approved the First Solar, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”). Pursuant to the terms of the 2020 Plan, the total number of shares of Common Stock that may be issued under the 2020 Plan is the sum of (i) 4,000,000 new shares (registered concurrently on a new registration statement on Form S-8), plus (ii) any shares that remain or otherwise become available under the terms of the First Solar, Inc. 2015 Omnibus Incentive Compensation Plan or its predecessor plans, including as a result of forfeiture, expiration, termination, cancellation or settlement other than by the delivery of shares of awards outstanding under such plans, following the Approval Date (the “Prior Plan Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Prior Plan Shares, when issued in accordance with the terms of the 2020 Plan against payment therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Amendment. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ SNELL & WILMER L.L.P.